NEWS RELEASE December 22, 2025 CONTACT: Kent Yee Senior Vice President CFO 713-996-4700 – www.dxpe.com THE INDUSTRIAL DISTRIBUTION EXPERTS
DXP ENTERPRISES, INC. REFINANCES EXISTING
DEBT AND RAISES AN INCREMENTAL $205M, CONTINUING TO DRIVE GROWTH

•$285 million in cash on the balance sheet at close
•Reduces applicable margin for borrowings by fifty basis points
•Aligns actions to support accelerating acquisition strategy

Houston, TX, -- December 22, 2025 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced that it has closed on refinancing existing Senior Secured Term Loan B (“TLB”) borrowings and raising an incremental $205 million in TLB borrowings. Including the new borrowings, DXP will have $848 million in Senior Secured Term Loan B borrowings. The TLB borrowings mature on October 13, 2030, and are priced at Term SOFR plus an applicable margin of 3.25 percent.

DXP intends to use the proceeds to repay borrowings under DXP’s existing Senior Secured Term Loan B, and the remaining for general corporate purposes, potential acquisitions, and transaction fees and expenses. The transaction provides DXP with continued operational and financial flexibility to reinvest in the business and pursue its organic and acquisition growth strategy.

The Term Loan B borrowings are priced at 3.25 percent over Term SOFR and continue to include a secured leverage covenant ranging from 5.75:1 to 4.75:1. The new loan under the credit agreement is secured by substantially all the company’s consolidated assets.

David R. Little, Chairman and Chief Executive Officer remarked, “We are pleased to complete another successful refinancing, reinforcing DXP’s strong financial foundation. Building on this momentum, we aim to close the year with strength and accelerate growth in 2026. Our capital allocation strategy remains disciplined—prioritizing investments that drive growth, applying excess cash flow to debt reduction when appropriate, and reinvesting in facilities, equipment, and technology to enhance our competitive position. Maintaining liquidity and flexibility will continue to be central as we pursue strategic opportunities and reinvest in the business.”

Kent Yee, Chief Financial Officer added, “We are proud to announce the successful refinancing of $848 million, which includes our existing $643.0 million Term Loan B borrowings and an incremental $205 million. This transaction achieved several key objectives: repricing existing debt to generate an estimated $3.2 million in annual interest savings, enhancing liquidity, and creating flexibility to accelerate growth through acquisitions and strategic reinvestment. DXP’s transformation over the past five years underscores our disciplined approach—sales have grown from $1.0 billion in 2020 to $1.96 billion for the twelve months ended September 30, 2025, while covenant compliance adjusted EBITDA has increased from $64.9 million to over $225 million during the same period. We look forward to starting off 2026 with more acquisitions as we continue to scale DXP. We appreciate the continued support of our advisors and lender group. Following the close of this transaction at the end of Q3, DXP’s pro forma net debt to EBITDA stands at 2.8:1.”

Additional details regarding the refinanced TLB borrowings will be available in DXP’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission by December 22nd.

About DXP Enterprises, Inc.
DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States, Canada, Mexico, and Dubai. DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, metal working, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer-driven, creating competitive advantages for our customers. DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services. For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include but are not limited to; ability to obtain needed capital, dependence on existing management, leverage, and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. In some cases, you can identify forward-looking statements by terminology such as, but not limited to, “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “goal,” or “continue” or the negative of such terms or other comparable terminology. For more information, review the Company’s filings with the Securities and Exchange Commission.